MEMORANDUM

FT 10989

File No. 333-273694

The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of Securities on October 6, 2023 and to set forth certain statistical data based thereon. In addition, there are a number of other changes described below.

THE PROSPECTUS

Cover Page	The date of the Trusts have been added.
Page 3	The following information for the Trusts appears:
The Aggregate Value of Securities initially deposited has been added.
The initial number of Units of the Trusts
Sales charge
The Public Offering Price per Unit as of the business day before the Initial Date of Deposit
The Mandatory Termination Dates have been added.
Page 5	The Report of Independent Registered Public Accounting Firm has been completed.
Page 6	The Statements of Net Assets have been completed.
Pages 7-11	The Schedules of Investments have been completed.
Back Cover	The date of the Prospectus has been included.

THE TRUST AGREEMENT AND STANDARD TERMS AND CONDITIONS OF TRUST

The Trust Agreement has been conformed to reflect the execution thereof.

/s/ CHAPMAN AND CUTLER LLP

October 6, 2023